Exhibit 99

Colgate Announces 4th Quarter and Full Year 2011 Results

Strong Sales and Volume Growth Worldwide

NEW YORK--(BUSINESS WIRE)--January 26, 2012--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,172 million in fourth quarter 2011, an increase of 5.0% versus fourth quarter 2010. Global unit volume grew 4.0%, pricing increased 3.0% and foreign exchange was negative 2.0%. Excluding divested businesses, global unit volume grew 4.5%. The Sanex acquisition contributed 1.5% to sales and volume growth. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 6.0%.

Net income and Diluted earnings per share in fourth quarter 2011 were $590 million and $1.21, respectively. Net income in the quarter included $44 million of aftertax charges ($0.09 per diluted share) resulting from the previously disclosed implementation of various business realignment and other cost-saving initiatives, the sale of land in Mexico and a previously disclosed competition law matter in France related to a divested detergent business.

Net income and Diluted earnings per share in fourth quarter 2010 were $624 million and $1.24, respectively. As previously disclosed, Net income in fourth quarter 2010 included one-time items which fully offset and had no aftertax impact on earnings (see Table 3 for detail on fourth quarter 2010 other items).

Excluding the above noted items in both periods, Net income in fourth quarter 2011 was $634 million, an increase of 2% versus fourth quarter 2010, and Diluted earnings per share in fourth quarter 2011 was $1.30, an increase of 5% versus fourth quarter 2010 and in line with expectations.

Gross profit margin was 57.4% in fourth quarter 2011, down 170 basis points versus the year ago quarter. Excluding the costs associated with the business realignment and other cost-saving initiatives noted above, gross profit margin was 57.7% in fourth quarter 2011, down 140 basis points versus the year ago quarter, reflecting continued increases in raw and packaging material costs worldwide. These increases were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives.

Selling, general and administrative expenses were 34.6% of Net sales in fourth quarter 2011 and 2010. Excluding costs associated with the business realignment and other cost-saving initiatives noted above, Selling, general and administrative expenses were 34.5% of Net sales in fourth quarter 2011, 10 basis points lower than the year ago quarter, as overhead expenses decreased by 20 basis points and advertising increased by 10 basis points. Worldwide advertising spending increased 5% versus the year ago quarter to $428 million.

Operating profit increased 2% to $923 million in fourth quarter 2011 compared to $905 million in fourth quarter 2010. Excluding the above noted items in both periods, operating profit increased 3% to $972 million.

Net cash provided by operations for full year 2011 and 2010 was $2,896 million and $3,211 million, respectively. Net cash provided by operations for full year 2011 and 2010 reflects $178 million and $35 million, respectively, of cash used to voluntarily fund pension plans. Working capital as a percentage of Net sales was 0.7%, up 40 basis points versus the year ago period. This increase was primarily due to higher levels of accounts receivable and inventories, which though higher in absolute dollars, were in line with prior year levels of days sales outstanding for receivables and months coverage of inventory.

For the full year 2011, worldwide Net sales were $16,734 million, up 7.5% versus full year 2010. Global unit volume grew 3.5%, pricing increased 1.0% and foreign exchange was positive 3.0%. Excluding divested businesses, global unit volume grew 4.0%. The Sanex acquisition contributed 1.0% to full year sales and volume growth. Organic sales grew 4.0%.

Net income and Diluted earnings per share for full year 2011 were $2,431 million and $4.94, respectively. Full year 2011 results include an aftertax gain of $135 million ($0.27 per diluted share) resulting from the sale of the Company’s laundry detergent business in Colombia, $177 million of aftertax charges ($0.36 per diluted share) resulting from the previously disclosed implementation of various business realignment and other cost-saving initiatives, the sale of land in Mexico and a previously disclosed competition law matter in France related to a divested detergent business.

Net income and Diluted earnings per share for full year 2010 were $2,203 million and $4.31, respectively. Full year 2010 results include a one-time, aftertax charge of $271 million ($0.53 per diluted share) related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010 and certain other items which fully offset and had no aftertax impact on earnings (see Table 4 for detail on full year 2010 other items).

Excluding the items noted above in both periods, Net income for full year 2011 was even with full year 2010 and Diluted earnings per share increased 4%.

Gross profit margin was 57.3% for full year 2011, down 180 basis points versus full year 2010. Excluding the costs associated with the business realignment and other cost-saving initiatives noted above, gross profit margin was 57.6% in full year 2011, down 150 basis points versus full year 2010, reflecting significant increases in raw and packaging material costs worldwide. These sharp increases were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2011and 2010 items noted above, “We are pleased to have finished the year with excellent top-line momentum and to have achieved our profit goals, despite continuing increases in material costs, an intense competitive environment and volatile macroeconomic conditions worldwide.

“The excellent 6% organic sales growth, which was the largest increase we have seen in six quarters, was driven by unit volume gains and higher pricing worldwide. The robust growth was led by the emerging markets where organic sales grew 12.0% in the quarter. This strong top-line momentum should continue into 2012, fueled by new products across all categories and in all geographies.

“Pleasingly, our continued sharp focus on cost-saving programs in all areas of the business enabled us to achieve full year gross profit margin at the high end of our forecasted range, while also lowering overheads as a percentage of sales.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.3% year to date, up 0.3 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 31.7% year to date, up 0.5 share points versus year ago.

“As we enter 2012, macroeconomic conditions and foreign exchange volatility are an increasing challenge. Despite that, we are planning to improve our worldwide market shares and volume growth with increased advertising support behind many new and existing Colgate products. We continue to be sharply focused on our aggressive funding-the-growth initiatives and anticipate that the benefits from those programs, combined with our strategic worldwide pricing initiatives, many of which have already been implemented, will help us achieve gross margin expansion in 2012 and grow diluted earnings per share for the year at a double-digit rate, on a currency neutral basis. If average exchange rates for full year 2012 were to equal current spot rates, currency translation would decrease full year diluted earnings per share growth by approximately 4%.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 3.5% in fourth quarter 2011. Unit volume increased 3.0% with 0.5% higher pricing and flat foreign exchange. Organic sales increased 3.5% during the quarter.

Operating profit in North America decreased 11% in fourth quarter 2011 to $192 million, or 25.4% of Net sales. This decrease in Operating profit as a percentage of Net sales was driven by a decrease in Gross profit as a percentage of Net sales and an increase in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs reflecting global commodity cost increases, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. The increase in Selling, general and administrative expenses as a percentage of Net sales reflects higher advertising expenses as a percentage of Net sales, supporting new products launches.

In the U.S., new product launches including Colgate Optic White and Colgate Sensitive Pro-Relief toothpastes and the relaunch of Colgate Total toothpaste are strengthening Colgate’s leadership in toothpaste, with its share of that market reaching 35.9% year to date, up 0.6 share points versus year ago. Colgate’s strength in manual toothbrushes also continued, driven by the success of Colgate 360° Optic White, Colgate 360° Sensitive Pro-Relief and Colgate 360° Surround manual toothbrushes.

Successful new products in the U.S. in other categories include Softsoap brand Pomegranate and Mango Infusions and Softsoap brand Coconut Scrub body washes and Palmolive Soft Touch with Vitamin E dish liquid. New introductions reaching store shelves now include Speed Stick Power deodorants, Irish Spring Clear & Fresh Skin body wash and Palmolive Fresh Sponge dish liquid.

Latin America (28% of Company Sales)

Latin America Net sales rose 6.5% during fourth quarter 2011 with unit volume increasing 3.0%. Excluding divested businesses, Latin America unit volume grew 6.0%. Volume gains were led by Brazil, Mexico and Colombia. Higher pricing added 8.5% and foreign exchange was negative 5.0%. Organic sales for Latin America increased 14.5% during the quarter.

Operating profit in Latin America increased 14% in fourth quarter 2011, driven by strong sales growth, to $364 million, or 30.2% of Net sales. This increase in Operating profit as a percentage of Net sales was due to a decrease in Selling, general and administrative expenses as a percentage of Net sales and a decrease in Other (income) expense, net, partially offset by a decrease in Gross profit as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was driven by higher raw and packaging material costs reflecting global commodity cost increases, which were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales decreased primarily due to lower advertising as a percentage of Net sales. Other (income) expense decreased as a percentage of Net sales as fourth quarter of 2010 included a charge of $36 million related to the remeasurement of the Venezuelan balance sheet as a result of the currency devaluation in Venezuela.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with toothpaste market share gains year to date led by Brazil, Venezuela, Central America, Chile, Ecuador and Peru. Strong sales of Colgate Luminous White, Colgate Sensitive Pro-Relief Multi-Protection, Colgate Sensitive Pro-Relief Whitening and Colgate Total toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate Twister and Colgate Triple Action manual toothbrushes. In mouthwash, Colgate’s market share is at a record high in the region with gains driven by the relaunch of Colgate Plax mouthwashes.

Products in other categories contributing to market share gains included Palmolive Naturals Relaxing Softness Cream and Lavender and Protex Advanced Clean bar soaps, Lady Speed Stick Stainguard and Speed Stick Sensitive Power deodorants, Suavitel Magic Moments fabric conditioner and Axion with Ajax dish liquid.

Europe/South Pacific (21% of Company Sales)

Europe/South Pacific Net sales increased 5.0% during fourth quarter 2011. Unit volume increased 7.5% with 3.0% lower pricing and 0.5% positive foreign exchange. The Sanex acquisition added 6.5% to sales and volume growth for the region. Volume gains were led by the United Kingdom, Spain and France. Organic sales for Europe/South Pacific decreased 2.0%.

Operating profit in Europe/South Pacific decreased 4% in fourth quarter 2011 to $164 million, or 19.4% of Net sales. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage of Net sales and an increase in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs reflecting global commodity price increases and lower pricing as a result of the increased promotional investments, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales increased due to higher overhead expenses, partially offset by a decrease in advertising expenses as a percentage of Net sales.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains across the region led by Italy, Spain, Denmark, Poland, Austria, Norway, Portugal, Serbia and Slovakia. Successful premium products driving share gains include Colgate Sensitive Pro-Relief Multi-Protection, elmex Intensive Cleaning and Colgate Max White One toothpastes. New introductions to the market included Colgate Total Pro Gum Health and Colgate Max White One Active toothpastes. In the manual toothbrush category, Colgate 360° Surround toothbrush contributed to share gains throughout the region.

Recent premium innovations contributing to strength in other product categories include Sanex Dermo Repair shower gel, Palmolive “Authentic” shower gels and liquid hand soaps containing Mediterranean inspired fragrances and ingredients, the relaunch of Palmolive Aromatherapy and Thermal Spa shower gels with multi-sensory features and the Natura Verde line of home care products.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 5.0% and 6.0%, respectively, during fourth quarter 2011. Volume gains in India, Russia, Malaysia and Thailand were partially offset by a volume decline in the Greater China region. The Sanex acquisition added 1.0% to sales and volume growth for the region. Pricing increased 3.5% and foreign exchange was negative 4.5%. Organic sales for Greater Asia/Africa increased 8.5%.

Operating profit in Greater Asia/Africa increased 5% in fourth quarter 2011 to $203 million driven by strong sales growth. Operating profit as a percentage of Net sales remained relatively flat with the year ago quarter at 25.5%. This was a result of a decrease in Gross profit as a percentage of Net sales which was fully offset by a decrease in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs reflecting global commodity cost increases, partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales decreased due to lower overhead expenses.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in Thailand, Malaysia, Taiwan, Hong Kong and Turkey. Successful new products including Colgate Sensitive Pro-Relief Whitening, Colgate Sensitive Pro-Relief Multi-Protection and Colgate Active Salt toothpastes and the relaunch of Colgate Total toothpaste contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Sonic power toothbrush, Colgate Slim Soft manual toothbrush, Colgate Plax Fresh Tea and Colgate Plax Whitening mouthwashes, and Lady Speed Stick Waterproof and Speed Stick Breathe & Protect deodorants.

Hill’s (13% of Company Sales)

Hill’s Net sales grew 2.0% during fourth quarter 2011. Unit volume decreased 1.5%, pricing increased 3.0% and foreign exchange was positive 0.5%. Volume gains in Russia and Brazil were offset by declines in the U.S. and Japan. Hill’s organic sales increased 1.5% during the quarter.

Hill’s Operating profit increased 4% in fourth quarter 2011 to $152 million, or 27.0% of Net sales. This increase in Operating profit as a percentage of Net sales was due to a decrease in Selling, general and administrative expenses as a percentage of Net sales, partially offset by a decrease in Gross profit as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs reflecting global commodity cost increases, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. Selling, general and administrative expenses decreased as a percentage of Net sales due to lower advertising expenses as a percentage of Net sales.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance Canine, which combines natural ingredients with the power of advanced nutrition in one balanced package, Science Diet Savory Stew Canine, Science Diet Age Defying Feline (11 years plus), Prescription Diet y/d Feline Thyroid Health and the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste.

New pet food products contributing to international sales include reformulated Prescription Diet r/d Canine and Feline, the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste, Science Diet Mature Adult Light Canine and Feline, and reformulated Science Plan Adult Feline.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures™, please visit http://www.colgatebsbf.com. CL-E

The Company’s annual meeting of shareholders is currently scheduled for Friday, May 11, 2012.

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Explanatory Note Regarding Currency Neutral Estimates

Management’s estimate of earnings per share growth in 2012 on a currency neutral basis eliminates the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth, full year 2012 estimated local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2011 average foreign exchange rates.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit or profit margin growth, earnings growth (including on a currency neutral basis), financial goals, the impact of currency devaluations or exchange controls, including in Venezuela, cost-reduction plans, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s condensed income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit, gross profit margin, operating profit, operating profit margin, net income and diluted earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the gain on the sale of the Company’s laundry detergent business in Colombia, costs associated with various business realignment and other cost-saving initiatives, costs related to the sale of land in Mexico, the aftertax charge for a competition law matter in France related to a divested detergent business, the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010 and the additional 2010 other items described in Table 4. Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliation” for the three and twelve months ended December 31, 2011 and 2010 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and twelve months ended December 31, 2011 and 2010 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Twelve Months Ended December 31, 2011 and 2010” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for fourth quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended December 31, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$4,172	$3,978

Cost of sales	1,779	1,628

Gross profit	2,393	2,350

Gross profit margin	57.4%	59.1%

Selling, general and administrative expenses	1,444	1,376

Other (income) expense, net	26	69

Operating profit	923	905

Operating profit margin	22.1%	22.8%

Interest expense, net	15	16

Income before income taxes	908	889

Provision for income taxes	283	238

Effective tax rate	31.2%	26.8%

Net income including noncontrolling interests	625	651

Less: Net income attributable to noncontrolling interests	35	27

Net income attributable to Colgate-Palmolive Company	$590	$624

Earnings per common share
Basic	$1.22	$1.28
Diluted	$1.21	$1.24

Average common shares outstanding
Basic	483.8	481.7
Diluted	487.5	503.1

Table 2

Colgate-Palmolive Company

Consolidated Income Statements

For the Twelve Months Ended December 31, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$16,734	$15,564

Cost of sales	7,144	6,360

Gross profit	9,590	9,204

Gross profit margin	57.3%	59.1%

Selling, general and administrative expenses	5,758	5,414

Other (income) expense, net	(9)	301

Operating profit	3,841	3,489

Operating profit margin	23.0%	22.4%

Interest expense, net	52	59

Income before income taxes	3,789	3,430

Provision for income taxes	1,235	1,117

Effective tax rate	32.6%	32.6%

Net income including noncontrolling interests	2,554	2,313

Less: Net income attributable to noncontrolling interests	123	110

Net income attributable to Colgate-Palmolive Company	$2,431	$2,203

Earnings per common share
Basic	$4.98	$4.45
Diluted	$4.94	$4.31

Average common shares outstanding
Basic	488.3	487.8
Diluted	492.0	510.9

Table 3
Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Three Months Ended December 31, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011					2010
	As Reported	Business Realignment Initiatives	Mexico Land Sale	French Competition Law Matter	As Adjusted Non-GAAP	As Reported[1]	Termination Benefits	Gain on Sale of Non-Core Product Lines	Tax Initiatives	As Adjusted Non-GAAP[1]

Cost of sales	$1,779	$16			$1,763

Gross profit	2,393	(16)			2,409

Gross profit margin	57.4%				57.7%

Selling, general and administrative expenses	1,444	5			1,439

Other (income) expense, net	26	1	$6	$21	(2)	$69	$86	$(50)	$-	$33

Operating profit	923	(22)	(6)	(21)	972	905	(86)	50	-	941

Operating profit margin	22.1%				23.3%	22.8%				23.7%

Income before income taxes	908	(22)	(6)	(21)	957	889	(86)	50	-	925

Provision for income taxes	283	(3)	(2)	-	288	238	(25)	20	(31)	274

Effective tax rate	31.2%				30.1%	26.8%				29.6%

Net income including noncontrolling interests	625	(19)	(4)	(21)	669	651	(61)	30	31	651

Net income attributable to Colgate-Palmolive Company	$590	$(19)	$(4)	$(21)	$634	$624	$(61)	$30	$31	$624

Earnings per common share[2]
Basic	$1.22	$(0.04)	$(0.01)	$(0.04)	$1.31	$1.28	$(0.13)	$0.06	$0.06	$1.28
Diluted	$1.21	$(0.04)	$(0.01)	$(0.04)	$1.30	$1.24	$(0.12)	$0.06	$0.06	$1.24

[1]	Includes a $36 pretax loss ($2 aftertax gain) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation announced in December 2010.

[2]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 4
Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Twelve Months Ended December 31, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011						2010
	As Reported	Gain on Sale of Colombia Detergent Business	Business Realignment Initiatives	Mexico Land Sale	French Competition Law Matter	As Adjusted Non- GAAP	As Reported[1]	Venezuela Hyperinflationary	Termination Benefits	Gain on Sale of Non-Core Product Lines	Tax Initiatives	As Adjusted Non- GAAP[1]

Cost of sales	$7,144		$44			$7,100

Gross profit	9,590		(44)			9,634

Gross profit margin	57.3%					57.6%

Selling, general and administrative expenses	5,758		10			5,748

Other (income) expense, net	(9)	$(207)	136	$13	$21	28	$301	$271	$86	$(50)	$-	$(6)

Operating profit	3,841	207	(190)	(13)	(21)	3,858	3,489	(271)	(86)	50	-	3,796

Operating profit margin	23.0%					23.1%	22.4%					24.4%

Income before income taxes	3,789	207	(190)	(13)	(21)	3,806	3,430	(271)	(86)	50	-	3,737

Provision for income taxes	1,235	72	(42)	(4)	-	1,209	1,117	-	(25)	20	(31)	1,153

Effective tax rate	32.6%					31.8%	32.6%					30.9%

Net income including noncontrolling interests	2,554	135	(148)	(9)	(21)	2,597	2,313	(271)	(61)	30	31	2,584

Net income attributable to Colgate-Palmolive Company	$2,431	$135	$(147)	$(9)	$(21)	$2,473	$2,203	$(271)	$(61)	$30	$31	$2,474

Earnings per common share[2]
Basic	$4.98	$0.28	$(0.30)	$(0.02)	$(0.04)	$5.06	$4.45	$(0.56)	$(0.13)	$0.06	$0.06	$5.00
Diluted	$4.94	$0.27	$(0.30)	$(0.02)	$(0.04)	$5.03	$4.31	$(0.53)	$(0.12)	$0.06	$0.06	$4.84

[1]	Includes a $46 pretax gain ($59 aftertax gain, $0.12 diluted earnings per share) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation in January 2010 and a $36 pretax loss ($2 aftertax gain) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation announced in December 2010.

[2]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2011 and 2010

(Dollars in Millions) (Unaudited)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$878	$490
Receivables, net	1,675	1,610
Inventories	1,327	1,222
Other current assets	522	408
Property, plant and equipment, net	3,668	3,693
Other assets, including goodwill and intangibles	4,654	3,749
Total assets	$12,724	$11,172

Total debt	$4,810	$3,424
Other current liabilities	3,336	3,119
Other non-current liabilities	2,037	1,812
Total liabilities	10,183	8,355
Total Colgate-Palmolive Company shareholders' equity	2,375	2,675
Noncontrolling interests	166	142
Total liabilities and shareholders' equity	$12,724	$11,172

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$3,860	$2,860
Working capital % of sales	0.7%	0.3%

*	Marketable securities of $72 and $74 as of December 31, 2011 and 2010, respectively, are included in Other current assets.

Table 6

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Twelve Months Ended December 31, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Twelve Months Ended
	December 31,
	2011	2010

Operating Activities
Net income including noncontrolling interests	$2,554	$2,313
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	421	376
Restructuring and termination benefits, net of cash	103	86
Venezuela hyperinflationary transition charge	-	271
Gain before tax on sales of non-core product lines	(207)	(50)
Voluntary benefit plan contributions	(178)	(35)
Stock-based compensation expense	122	121
Deferred income taxes	88	29
Cash effects of changes in:
Receivables	(130)	40
Inventories	(130)	(10)
Accounts payable and other accruals	199	(65)
Other non-current assets and liabilities	54	135
Net cash provided by operations	2,896	3,211

Investing Activities
Capital expenditures	(537)	(550)
Sale of property and non-core product lines	263	42
Purchases of marketable securities and investments	(356)	(308)
Proceeds from marketable securities and investments	423	167
Payment for acquisitions, net of cash acquired	(966)	-
Other	(40)	(9)
Net cash used in investing activities	(1,213)	(658)

Financing Activities
Principal payments on debt	(4,429)	(4,719)
Proceeds from issuance of debt	5,843	5,015
Dividends paid	(1,203)	(1,142)
Purchases of treasury shares	(1,806)	(2,020)
Proceeds from exercise of stock options and excess tax benefits	353	242
Net cash used in financing activities	(1,242)	(2,624)

Effect of exchange rate changes on Cash and cash equivalents	(53)	(39)
Net increase (decrease) in Cash and cash equivalents	388	(110)
Cash and cash equivalents at beginning of period	490	600
Cash and cash equivalents at end of period	$878	$490

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$2,896	$3,211
Less: Capital expenditures	(537)	(550)
Free cash flow before dividends	$2,359	$2,661

Income taxes paid	$1,007	$1,123

Table 7

Colgate-Palmolive Company

Segment Information

For the Three and Twelve Months Ended December 31, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales
Oral, Personal and Home Care

North America	$757	$731	$2,995	$3,005
Latin America	1,207	1,131	4,778	4,261
Europe/South Pacific	847	805	3,508	3,220
Greater Asia/Africa	797	759	3,281	2,998

Total Oral, Personal and Home Care	3,608	3,426	14,562	13,484

Pet Nutrition	564	552	2,172	2,080

Total Net sales	$4,172	$3,978	$16,734	$15,564

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Operating profit
Oral, Personal and Home Care

North America	$192	$216	$791	$884
Latin America [2]	364	320	1,414	1,295
Europe/South Pacific	164	170	715	742
Greater Asia/Africa	203	194	807	767

Total Oral, Personal and Home Care	923	900	3,727	3,688

Pet Nutrition	152	146	560	559
Corporate [1]	(152)	(141)	(446)	(758)

Total Operating profit	$923	$905	3,841	$3,489

Note:

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]	Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit for the twelve months ended December 31, 2011 includes a gain on the sale of Colombia laundry detergent business of $207, costs of $190 associated with global business realignments and other cost-saving initiatives, costs of $13 related to the sale of land in Mexico and a $21 charge for a competition law matter in France related to a divested detergent business.

Corporate Operating profit for the three months ended December 31, 2011 includes costs of $22 associated with global business realignments and other cost-saving initiatives, costs of $6 related to the sale of land in Mexico and a $21 charge for a competition law matter in France related to a divested detergent business.

In 2010, Corporate Operating profit includes a one-time $271 charge recorded in the first quarter related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010, a fourth quarter $86 pretax charge for termination benefits and a fourth quarter $50 pretax gain on sale of non-core product lines.

[2]	Latin America Operating profit for the twelve months ended December 31, 2010 includes a net $10 pretax gain related to the remeasurement of the Venezuelan balance sheet, comprised of a $46 pretax gain resulting from the currency devaluation on January 8, 2010 recorded in the first quarter and a $36 pretax loss recorded in the fourth quarter resulting from the announced currency devaluation on December 30, 2010.

Table 8

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - For the Three Months Ended December 31, 2011 vs 2010

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
	4th Qtr					Coupons
	Sales	4th Qtr				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	5.0%	6.0%	4.0%	3.0%	4.5%	3.0%	(2.0)%

Europe/South Pacific (1)	5.0%	(2.0)%	7.5%	1.0%	7.5%	(3.0)%	0.5%

Latin America (2)	6.5%	14.5%	3.0%	6.0%	6.0%	8.5%	(5.0)%

Greater Asia/Africa (1)	5.0%	8.5%	6.0%	5.0%	6.0%	3.5%	(4.5)%

Total International	6.0%	8.0%	5.5%	4.5%	6.5%	3.5%	(3.0)%

North America	3.5%	3.5%	3.0%	3.0%	3.0%	0.5%	0.0%

Total CP Products	5.5%	7.0%	5.0%	4.0%	6.0%	3.0%	(2.5)%

Hill's	2.0%	1.5%	(1.5)%	(1.5)%	(1.5)%	3.0%	0.5%

Emerging Markets (3)	6.0%	12.0%	4.5%	6.0%	6.5%	6.0%	(4.5)%

Developed Markets	3.5%	0.0%	3.0%	0.5%	3.0%	(0.5)%	1.0%

Note:
(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on fourth quarter sales and volume was 1.5% for the Total Company, 6.5% for Europe/South Pacific and 1.0% for Greater Asia/Africa.

(2) The Company's laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent business in Colombia on fourth quarter sales and volume was 0.5% for the Total Company and 3.0% for Latin America.

(3) Emerging Markets consist of Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 9
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - For the Twelve Months Ended December 31, 2011 vs 2010

(Unaudited)

COMPONENTS OF SALES CHANGE

Pricing
	12 Months					Coupons
	Sales	12 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	7.5%	4.0%	3.5%	3.0%	4.0%	1.0%	3.0%

Europe/South Pacific (1)	9.0%	(2.0)%	5.0%	1.0%	5.0%	(3.0)%	7.0%

Latin America (2)	12.0%	11.5%	3.0%	4.5%	4.5%	7.0%	2.0%

Greater Asia/Africa (1)	9.5%	7.0%	6.5%	6.0%	6.5%	1.0%	2.0%

Total International	10.5%	6.0%	4.5%	3.5%	5.0%	2.5%	3.5%

North America	(0.5)%	(1.0)%	2.0%	2.0%	2.0%	(3.0)%	0.5%

Total CP Products	8.0%	4.5%	4.0%	3.5%	4.5%	1.0%	3.0%

Hill's	4.5%	1.5%	0.0%	0.0%	0.0%	1.5%	3.0%

Emerging Markets (3)	10.5%	9.0%	4.0%	4.5%	5.0%	4.5%	2.0%

Developed Markets	4.5%	(1.0)%	2.5%	1.0%	2.5%	(2.0)%	4.0%

Note:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on twelve months sales and volume was 1.0% for the Total Company, 4.0% for Europe/South Pacific and 0.5% for Greater Asia/Africa.

(2) The Company's laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent business in Colombia on twelve months sales and volume was 0.5% for the Total Company and 1.5% for Latin America.

(3) Emerging Markets consist of Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291